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                       ADDENDUM TO UNDERWRITING AGREEMENT
                           DATED MAY 16, 1995 BETWEEN
                          ARIEL DISTRIBUTORS, INC. AND
                 ARIEL GROWTH FUND d/b/a ARIEL INVESTMENT TRUST

For the services performed and the obligations assumed by Ariel Distributors, Inc. in respect to Ariel Growth Fund, Ariel Appreciation Fund, Investor Class of Ariel Premier Bond Fund, and Investor Class of Ariel Premier Growth Fund, Ariel Distributors, Inc. shall be paid no more often than weekly a distribution service fee at the annual rate of 0.25% of the respective average daily net assets of each such series and Class.

Dated October 15, 2001



                                         Ariel Distributors, Inc.

                                         By:_________________________


                                         Its:__________________________


                                         Ariel Growth Fund

                                         By:__________________________


                                         Its:___________________________